Exhibit (a)(2)




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                            LEVCO PUT FUND I, L.P.

                       (A Delaware Limited Partnership)


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                         LIMITED PARTNERSHIP AGREEMENT

                           Dated as of March 3, 1997

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                       One Rockefeller Plaza (25th Floor)

                            New York, New York 10020

                               TABLE OF CONTENTS

                                                                          Page
ARTICLE I DEFINITIONS......................................................  1

ARTICLE II ORGANIZATION; ADMISSION OF PARTNERS.............................  9

2.1   Formation of Limited Partnership.....................................  9

2.2   Name.................................................................  9

2.3   Principal and Registered Office......................................  9

2.4   Duration............................................................. 10

2.5   Objective and Business of the Partnership............................ 10

2.6   General Partners..................................................... 10

2.7   Limited Partners..................................................... 11

2.8   Organizational Limited Partner....................................... 11

2.9   Both General and Limited Partner..................................... 11

2.10  Limited Liability.................................................... 12

ARTICLE III  MANAGEMENT.................................................... 12

3.1   Management and Control............................................... 12

3.2   Actions by Individual General Partners............................... 12

3.3   Meetings of Partners................................................. 14

3.4   Management Arrangements.............................................. 15

3.5   Custodian and Distributor............................................ 16

3.6   Brokerage............................................................ 16

3.7   Other Activities of Partners......................................... 16

3.8   Duty of Care......................................................... 17

3.9   Indemnification...................................................... 17

3.10  Fees, Expenses and Reimbursement..................................... 19

ARTICLE IV TERMINATION OF STATUS AS GENERAL PARTNER,
            TRANSFERS AND REPURCHASES........................................ 20

4.1   Termination of Status of the Corporate General Partner................. 20

4.2   Termination of Status of an Individual General Partner................. 21

4.3   Removal of General Partners............................................ 21

4.4   Transfer of Interests of General Partners.............................. 21

4.5   Transfer of Interests of Limited Partners.............................. 22

4.6   Redemption and Repurchase of Interests................................. 22

ARTICLE V CAPITAL............................................................ 24

5.1   Contributions to Capital............................................... 24

5.2   Rights of Partners to Capital.......................................... 25

5.3   Capital Accounts....................................................... 25

5.4   Allocation of Net Profit and Net Loss.................................. 25

5.5   Allocation of Certain Withholding Taxes and Other Expenditures......... 26

5.6   Reserves............................................................... 26

5.7   Incentive Allocation................................................... 26

5.8   Allocation to Avoid Capital Account Deficits........................... 27

5.9   Tax Allocations........................................................ 27

5.10  Distributions.......................................................... 28

ARTICLE VI DISSOLUTION AND LIQUIDATION....................................... 28

6.1   Dissolution............................................................ 28

6.2   Liquidation of Assets.................................................. 29

ARTICLE VII ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS..................... 30

7.1   Accounting and Reports................................................. 30

7.2   Determinations By Corporate General Partner............................ 31

7.3   Valuation of Assets.................................................... 31

ARTICLE VIII MISCELLANEOUS PROVISIONS........................................ 32

8.1   Amendment of Partnership Agreement..................................... 32

8.2   Special Power of Attorney.............................................. 33

8.3   Notices................................................................ 34

8.4   Agreement Binding Upon Successors and Assigns.......................... 35

8.5   Applicability of 1940 Act and Form N-2................................. 35

8.6   Choice of Law.......................................................... 35

8.7   Not for Benefit of Creditors........................................... 35

8.8   Consents............................................................... 35

8.9   Merger and Consolidation............................................... 35

8.10  Pronouns............................................................... 36

8.11  Confidentiality........................................................ 36

8.12  Certification of Non-Foreign Status.................................... 36

8.13  Severability........................................................... 37

8.14  Use of the Name "Levco"................................................ 37

                            LEVCO PUT FUND I, L.P.

                         LIMITED PARTNERSHIP AGREEMENT


     THIS LIMITED PARTNERSHIP AGREEMENT of Levco Put Fund I, L.P. (the "Partnership") is dated _______________ , 1997 by and among Levco GP, Inc., a Delaware corporation, as the Corporate General Partner, _______________, and _______________ as the Individual General Partners, _______________, as the Organizational Limited Partner, and those persons hereinafter admitted and listed on Schedule I hereto as General Partners and as Limited Partners.

                             W I T N E S S E T H :

     WHEREAS, the Partnership has heretofore been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act pursuant to an initial Certificate of Limited Partnership (the "Certificate") dated and filed with the Secretary of State of Delaware on _______, 1997;

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

                             ______________________

                                   ARTICLE I

                                  DEFINITIONS
                             ______________________

     For purposes of this Agreement:

Adviser

The person appointed to provide investment management services to the Partnership pursuant to Section 3.4 hereof.

Advisers Act

The Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate

An "affiliated person" as such term is defined in the 1940 Act.

Agreement

This Limited Partnership Agreement, as amended from time to time.

Allocation Change

With respect to each Limited Partner for each Allocation Period, the difference between:

     (1) the sum of (a) the balance of such Limited Partner's Capital Account as of the close of the Allocation Period (after giving effect to all allocations to be made to such Limited Partner's Capital Account as of such date other than any Incentive Allocation to be debited against such Limited Partner's Capital Account), plus (b) any debits to such Limited Partner's Capital Account during the Allocation Period to reflect any actual or deemed distributions or repurchases with respect to such Limited Partner's Interest, plus (c) any debits to such Limited Partner's Capital Account during the Allocation Period to reflect any items allocable to such Limited Partner's Capital Account pursuant to Section 5.5 hereof; and

     (2) the sum of (a) the balance of such Limited Partner's Capital Account as of the commencement of the Allocation Period, plus (b) any credits to such Limited Partner's Capital Account during the Allocation Period to reflect any Capital Contributions by such Limited Partner.

If the amount specified in clause (1) exceeds the amount specified in clause
(2), such difference shall be a Positive Allocation Change, and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference shall be a Negative Allocation Change.

If an Allocation Period is less than one year (an "Incomplete Allocation Period"), then solely for purposes of determining the Incentive Allocation, the Positive Allocation Change shall be measured from the beginning of the last preceding Allocation Period, if any, that commenced at least one year prior to the end of the Incomplete Allocation Period (disregarding all Incentive Allocations made from the Limited Partner since such last preceding Allocation Period) through the end of the Incomplete Allocation Period, less the Positive Allocation Change for such prior Allocation Period.

Allocation Period

With respect to each Limited Partner: (1) the period commencing as of the date of admission of such Limited Partner to the Partnership and ending on the earliest of (a) the date of the Partnership's dissolution, (b) the Redemption Date, (c) the date as of which a repurchase of all Interests of such Limited Partner is effected pursuant to Section 4.6(f) hereof, (d) the date as of which the status of the Corporate General Partner is terminated pursuant to Section
4.1 hereof unless an Affiliate of the Corporate General Partner has been admitted as a substitute Corporate General Partner, or (e) the date as of which any Investment Management Agreement with an Affiliate of the Corporate General Partner is terminated (regardless of the cause of such termination) if neither the Corporate General Partner nor any Affiliate of the Corporate General Partner becomes the Adviser effective as of the date of such termination; and (2) if applicable, each period commencing as of the day following each date described in sub-clause (d) or (e) of clause (1) of this paragraph and ending on the earliest to occur thereafter of the dates set forth in sub-clauses (a) through
(e) of clause (1); provided that the first Allocation Period for each Limited Partner shall be a period of not less than one year from the date of the admission of such Limited Partner to the Partnership.

Capital Account

With respect to each Partner, the capital account established and maintained on behalf of each Partner pursuant to Section 5.3 hereof.

Capital Contribution

The initial contribution and any additional contribution of cash to the Partnership by any Partner, in accordance with Section 5.1 hereof.

Certificate

The Certificate of Limited Partnership of the Partnership and any amendments thereto as filed with the office of the Secretary of State of Delaware.

Closing Date

The date on or as of which a Limited Partner other than the Organizational Limited Partner is admitted to the Partnership.

Code

The United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Corporate General Partner

Levco GP, Inc., a Delaware corporation, or any other person admitted to the Partnership as the Corporate General Partner.

Delaware Act

The Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof and as amended from time to time, or any successor law.

Fiscal Period

The period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period and ending at the close of business on the first to occur of the following dates:

     (1)  the last day of a Fiscal Year;

     (2) the day preceding any day as of which a Capital Contribution is made pursuant to Section 5.1 hereof;

     (3) the day as of which Interests are redeemed by the Partnership pursuant to Section 4.6(b) hereof; or

     (4) any day (other than one specified in clause (2) above) as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Partner, other than an amount to be credited to or debited against the Capital Accounts of all Partners in accordance with their respective Partnership Percentages.

Fiscal Year

The period commencing on the Closing Date and ending on [December 31, 1997], and thereafter each period commencing on January 1 of each year and ending on December 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Individual General Partners shall elect another fiscal year for the Partnership that is a permissible taxable year under the Code.

Form N-2

The Partnership's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

General Partners

The Corporate General Partner and the Individual General Partners in such persons' capacity as general partners of the Partnership, collectively, and General Partner means any of the General Partners.

Incentive Allocation

With respect to any Limited Partner, 20% of the amount, determined as of the close of each Allocation Period with respect to such Limited Partner, by which such Limited Partner's Positive Allocation Change for such Allocation Period, if any, exceeds any positive balance in such Limited Partner's Loss Recovery Account as of the most recent prior date as of which any adjustment has been made thereto.

Independent General Partners

Those Individual General Partners who are not "interested persons" of the Partnership as such term is defined in the 1940 Act.

Individual General Partners

Those natural persons admitted to the Partnership as General Partners; such term shall not include the Corporate General Partner.

Interest

The entire ownership interest in the Partnership at any particular time of a Limited Partner or other person to whom a Limited Partner's Interest or portion thereof has been transferred pursuant to Sections 4.4 or 4.5 hereof, including the rights and obligations of such Partner or other person under this Agreement and the Delaware Act.

Investment Management Agreement

The agreement identified in Section 3.4 hereof.

Limited Partner

Any person who shall have been admitted to the Partnership as a limited partner (including any General Partner in such person's capacity as a limited partner of the Partnership, but excluding any General Partner in such person's capacity as a general partner of the Partnership) until the Partnership repurchases the entire Interest of such person as a limited partner pursuant to Section 4.6 hereof or a substituted Limited Partner or Partners are admitted with respect to any such person's entire Interest as a limited partner pursuant to Section 4.5 hereof.

Loss Recovery Account

A memorandum account to be recorded in the books and records of the Partnership with respect to each Limited Partner, which shall have an initial balance of zero and which shall be adjusted as follows:

     (1) As of the first day after the close of each Allocation Period for such Limited Partner, the balance of the Loss Recovery Account shall be increased by the amount, if any, of such Limited Partner's Negative Allocation Change for such Allocation Period and shall be reduced (but not below zero) by the amount, if any, of such Limited Partner's Positive Allocation Change for such Allocation Period.

     (2) The balance of the Loss Recovery Account shall be reduced (but not below zero) as of the first date as of which the Capital Account balance of any Limited Partner is reduced as a result of repurchase or transfer with respect to such Limited Partner's Interest by an amount determined by multiplying (a) such positive balance by (b) a fraction,
          (i) the numerator of which is equal to the amount of the repurchase or transfer, and (ii) the denominator of which is equal to the balance of such Limited Partner's Capital Account immediately before giving effect to such repurchase or transfer.

Negative Allocation Change

The meaning given such term in the definition of Allocation Change.

Net Assets

The total value of all assets of the Partnership, less an amount equal to all accrued debts, liabilities and obligations of the Partnership, calculated before giving effect to any repurchases of Interests.

Net Profit or Net Loss

The amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Partnership, at the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Partners on a basis which is not in accordance with the respective Partnership Percentages of all Partners as of the commencement of such Fiscal Period pursuant to Sections 5.5 and 5.6 hereof.

1940 Act

The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

1934 Act

The Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Option Income

With respect to a Fiscal Year, the realized taxable income and realized gains arising from the Partnership's Options Transactions, as determined for federal income tax purposes.

Option Losses

With respect to a Fiscal Year, the realized tax losses and deductions arising from the Partnership's Options Transactions, as determined for federal income tax purposes.

Options Transactions

Purchases and sales by the Partnership, and the writing by the Partnership, of exchange listed and over-the-counter options on Securities indices, individual Securities or groups of Securities, and purchases or sales of Securities in connection with the exercise of options or the termination of options positions.

Organizational Limited Partner

Mr. Norris Nissim.

Partners

The General Partners and the Limited Partners, collectively.

Partnership

The limited partnership governed hereby, as such limited partnership may from time to time be constituted.

Partnership Percentage

A percentage established for each Partner on the Partnership's books as of the first day of each Fiscal Period. The Partnership Percentage of a Partner for a Fiscal Period shall be determined by dividing the balance of the Partner's Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Partners as of the commencement of such Fiscal Period. The sum of the Partnership Percentages of all Partners for each Fiscal Period shall equal 100%.

Positive Allocation Change

The meaning given such term in the definition of Allocation Change.

Positive Option Income Carryover

With respect to a Fiscal Year, the amount by which (a) the Partnership's Option Income for such Fiscal Year exceeds (b) the amount by which (i) the Partnership's Option Losses for all prior Fiscal Years exceeds (ii) the Partnership's Option Income for all prior Fiscal Years; provided, however, that if (ii) is greater that (i), then (b) shall be zero.

Prospectus

The statutory prospectus (including any statement of additional information) pursuant to which Interests are offered to prospective investors, as contained in the Form N-2, as such prospectus may be amended and supplemented from time to time.

Redemption Date

September 30, 1998 or such later date as of which the Partnership redeems Interests held by Limited Partners pursuant to Section 4.6(c) hereof.

Related Person

With respect to any person, (i) a relative, spouse or relative of a spouse who has the same principal residence as such person, (ii) any Partnership or estate in which such person and any persons who are related to such person collectively have more than 50% of the beneficial interests (excluding contingent interests) and (iii) any corporation or other organization of which such person and any persons who are related to such person collectively are beneficial owners of more than 50% of the equity securities (excluding directors' qualifying shares) or equity interests.

Securities

All "securities" as that term is defined in Section 2(a)(36) of the 1940 Act, including options on securities and options on securities indices, and commodity futures contracts and related options, contracts for forward or future delivery of any security, currency or commodity, and all manner of derivative instruments and any contracts based on any index or group of securities, currencies or commodities, and any options thereon.

Transfer

The assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

                           -------------------------

                                   ARTICLE II

                      ORGANIZATION; ADMISSION OF PARTNERS

                           -------------------------

     2.1  Formation of Limited Partnership

          The General Partners shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Partnership's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Partnership.

     2.2  Name

          The name of the Partnership shall be Levco Put Fund, L.P. or such other name as the Corporate General Partner may hereafter adopt with the approval of the Individual General Partners upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and
(ii) sending notice thereof to each Partner.

     2.3  Principal and Registered Office.

          The Partnership shall have its principal office at the principal office of the Corporate General Partner, or at such other place designated from time to time by the Individual General Partners.

          The Partnership shall have its registered office in Delaware at 1013 Center Road, Wilmington, Delaware 19805-1297, and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Individual General Partners.

     2.4  Duration.

          The term of the Partnership commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Partnership is dissolved pursuant to Section 6.1 hereof (unless its term is extended).

     2.5  Objective and Business of the Partnership.

          (a) The objective and business of the Partnership is to purchase, sell (including short sales), invest and trade in Securities (which shall include purchasing, selling and writing options on Securities and indices of Securities), and to engage in any financial or derivative transactions relating thereto or otherwise. The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partners be necessary or advisable to carry out its objective or business.

          (b) The Partnership shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act in accordance with the investment objective of the Partnership and such investment policies and investment restrictions as are established by the Individual General Partners.

     2.6  General Partners.

          (a) Prior to the Closing Date, Individual General Partners shall be elected by the Organizational Limited Partner, as the sole holder of Interests. After the Closing Date, the Individual General Partners may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Individual General Partners and the provisions of Section 3.3 hereof with respect to the election of Individual General Partners by Partners, admit any person who shall agree to be bound by all of the terms of this Agreement as an Individual General Partner. The Individual General Partners may admit to the Partnership any person as a new Corporate General Partner if the status of the Corporate General Partner is terminated pursuant to Section 4.1 hereof. The names and mailing addresses of the General Partners, and the Capital Contribution of the Corporate General Partner, shall be set forth on Schedule I hereto. The General Partners shall be listed separately as the "Individual General Partners" and the "Corporate General Partner." The number of Individual General Partners shall be fixed from time to time by the Individual General Partners but, at the Closing Date, shall not be less than three. At and after the Closing Date, not less than a majority of the Individual General Partners shall be Independent General Partners.

          (b) The Corporate General Partner shall serve for the duration of the term of the Partnership, unless its status as the Corporate General Partner shall be sooner terminated pursuant to Section 4.1 hereof. Each Individual General Partner admitted to the Partnership shall serve for the duration of the term of the Partnership, unless his status as an Individual General Partner shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of an Individual General Partner, the remaining Individual General Partners may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Individual General Partners then serving would have been elected by the Partners. The Individual General Partners may call a meeting of Partners to fill any vacancy in the position of an Individual General Partner, and shall do so within 60 days after any date on which Individual General Partners who were elected by the Partners cease to constitute a majority of the Individual General Partners then serving.

          (c) In the event that no Individual General Partner remains to continue the business of the Partnership, the Corporate General Partner shall promptly call a meeting of the Partners, to be held within 60 days after the date on which the last Individual General Partner ceased to act in that capacity, for the purpose of determining whether to continue the business of the Partnership and, if the business shall be continued, of electing the required number of Individual General Partners. If the Partners shall determine at such meeting not to continue the business of the Partnership or if the required number of Individual General Partners is not elected within 60 days after the date on which the last Individual General Partner ceased to act in that capacity, then the Partnership shall be dissolved pursuant to Section 6.1 hereof and the assets of the Partnership shall be liquidated and distributed pursuant to Section 6.2 hereof.

     2.7  Limited Partners.

          The Corporate General Partner (subject to any policies established by the Individual General Partners) may at any time and without advance notice to or consent from any other Partner admit any person who shall agree to be bound by all of the terms of this Agreement as a Limited Partner. The Corporate General Partner may in its absolute discretion reject subscriptions for limited partnership Interests in the Partnership. The admission of any person as a Limited Partner shall be effective upon (i) the receipt and acceptance by the Corporate General Partner of any subscription documents required by the Partnership and (ii) the receipt by the Partnership of the minimum Capital Contribution required to be made by Section 5.1. Schedule I to this Agreement shall be revised as may be necessary to reflect the name and the Capital Contribution of each Limited Partner.

     2.8  Organizational Limited Partner.

          Upon the admission of other Limited Partners on the Closing Date, the Organizational Limited Partner shall withdraw from the Partnership as the Organizational Limited Partner and shall be entitled to the return of his Capital Contribution, if any, without interest or deduction.

     2.9  Both General and Limited Partner.

          A Partner may at the same time be a General Partner and a Limited Partner, in which event such Partner's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof or as provided in the Delaware Act.

     2.10  Limited Liability.

          Except as provided under applicable law, a Limited Partner shall not be liable for the Partnership's obligations in any amount in excess of the Capital Account balance of such Partner, plus such Partner's share of undistributed profits and assets.

                           --------------------------

                                  ARTICLE III

                                   MANAGEMENT

                           --------------------------

     3.1  Management and Control.

          (a) The ultimate authority over the management and control of the business of the Partnership shall be vested in the Individual General Partners, who shall have the right, power and authority, on behalf of the Partnership and in its name, to exercise all rights, powers and authority of general partners under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Partnership and their duties hereunder. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Individual General Partner shall be vested with the same powers, authority and responsibilities on behalf of the Partnership as are customarily vested in each director of a Delaware corporation and (ii) each Independent General Partner shall be vested with the same powers, authority and responsibilities on behalf of the Partnership as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person" of such company as such term is defined by the 1940 Act. During any period in which the Partnership shall have no Individual General Partner, the Corporate General Partner shall continue the management and control of the Partnership.

          (b) The Corporate General Partner shall be the designated tax matters partner for purposes of Section 6231(a)(7) of the Code. Each Partner agrees not to treat, on his personal return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership. The Corporate General Partner shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other revenue laws.

          (c) Limited Partners shall have no right to participate in and shall take no part in the management or control of the Partnership's business and shall have no right, power or authority to act for or bind the Partnership. Limited Partners shall have the right to vote on any matters only as provided in this Agreement, as required by the 1940 Act or as required in the Delaware Act.

     3.2  Actions by Individual General Partners.

          (a) Unless provided otherwise in this Agreement, the Individual General Partners shall act only: (i) by the affirmative vote of a majority of the Individual General Partners

(which majority shall include any requisite number of Independent General Partners in the event approval by a majority of the Independent General Partners is required by the 1940 Act) present at a meeting duly called at which a quorum of the Individual General Partners shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Individual General Partners without a meeting, if permissible under the 1940 Act.

          (b) The Individual General Partners may designate from time to time a Principal Individual General Partner, who shall preside at all meetings. Meetings of the Individual General Partners may be called by the Principal Individual General Partner or by any two Individual General Partners, and shall be held on such date and at such time and place as the Partner or Partners calling the meeting shall determine. Each Individual General Partner shall be entitled to receive written notice of the date, time and place of such meeting [within] a reasonable time in advance of the meeting. Notice need not be given to any Individual General Partner who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Individual General Partners may attend and participate in any meeting by telephone except where in person attendance at a meeting is required by the 1940 Act. A majority of the Individual General Partners shall constitute a quorum at any meeting.

          (c) The Individual General Partners may elect a President, a Vice-President, Assistant Vice-Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Individual General Partners shall at any time and from time to time deem to be advisable. The chief financial officer of the Partnership shall be the person acting as the chief financial officer of the Corporate General Partner or such other person as the Individual General Partners may appoint from time to time. Each officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any officer elected or appointed pursuant to this Section shall have been fixed by the Individual General Partners or by the President acting under authority delegated by the Individual General Partners, such officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any officer of the Partnership may resign at any time by written notice to the Partnership. Any officer or agent of the Partnership may be removed at any time by the Individual General Partners or by the President acting under authority delegated by the Individual General Partners if in their or his judgment the best interest of the Partnership would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights between the Partnership and such officer or agent. The compensation, if any, of all officers of the Partnership shall be fixed by the Individual General Partners. All officers as between themselves and the Partnership shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Partnership prescribed by the Individual General Partners.

     3.3  Meetings of Partners.

          (a) Actions requiring the vote of the Partners may be taken at any duly constituted meeting of the Partners at which a quorum is present. Meetings of the Partners may be called by the Corporate General Partner, by the Individual General Partners or by Partners holding 25% or more of the total number of votes eligible to be cast by all Partners, and shall be held on such date and at such time and place as the Individual General Partners, or if the Partnership shall have no Individual General Partner, the Corporate General Partner, shall determine. The Corporate General Partner shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Partner entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Partner shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Partners at a meeting. The presence in person or by proxy of Partners holding a majority of the total number of votes eligible to be cast by all Partners as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, any meeting may be adjourned to such time or times as determined by the vote of Partners present in person or by proxy, without additional notice to the Partners. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Partners shall be elected as Individual General Partners and (ii) all other actions of the Partners taken at a meeting shall require the affirmative vote of Partners holding a majority of the total number of votes eligible to be cast by those Partners who are present in person or by proxy at such meeting.

          (b) Each Partner shall be entitled to cast at any meeting of Partners a number of votes equivalent to such Partner's Partnership Percentage as of the record date for such meeting. The Individual General Partners, or if the Partnership shall have no Individual General Partners, the Corporate General Partner, shall establish a record date for each meeting of Partners, which date shall be not less than 10 nor more than 60 days prior to the date of the meeting to determine eligibility to vote at such meeting and the number of votes which each Partner will be entitled to cast thereat. For each such record date, a list shall be maintained setting forth the name of each Partner entitled to vote and the number of votes that each Partner will be entitled to cast at the meeting.

          (c) A Partner may vote at any meeting of Partners by a proxy properly executed in writing by the Partner and filed with the Partnership before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Partner executing the proxy by a later writing delivered to the Partnership at any time prior to exercise of the proxy or if the Partner executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Partners that is permitted to be taken at a meeting of the Partners may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Partners holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

     3.4  Management Arrangements.

          (a) The Corporate General Partner shall be responsible for making available one or more Affiliates of the Corporate General Partner to serve as the investment adviser of the Partnership and to provide such management and administrative services and facilities as may be required in connection with the operations of the Partnership. The Corporate General Partner shall also be responsible for and shall have the authority to take action with respect to such matters as are specified in this Agreement and such other matters as may be delegated to the Corporate General Partner by the Individual General Partners.

          The authority of the Corporate General Partner shall include the power:

               (1) to issue to any Partner an instrument certifying that such Partner is the owner of an Interest;

               (2) to engage such attorneys, accountants and other professional advisers and consultants as the Corporate General Partner may deem necessary or advisable in connection with the affairs of the Partnership or as may be directed by the Individual General Partners;

               (3) to assist in the preparation and filing of any required tax or information returns to be made by the Partnership;

               (4) as directed by the Individual General Partners, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Partnership or any assets of the Partnership; and

               (5) to execute, deliver and perform on behalf of the Partnership such contracts, agreements and other undertakings, and to engage in such activities and transactions as are necessary and appropriate for the conduct of the business of the Partnership.

          (b) The Individual General Partners shall, subject to the approval thereof of a majority of the Independent General Partners and the vote of a majority (as defined by the 1940 Act) of the outstanding voting securities of the Partnership, appoint a person (which may include an Affiliate of the Corporate General Partner) or persons to serve as Adviser in such capacity and to provide investment management services to the Partnership, and shall cause the terms and conditions of such appointment to be stated in an investment management agreement executed on behalf of the Partnership and such person or persons. The Corporate General Partner shall not be responsible for, or have any discretion or authority with respect to, any services provided by the Adviser under the Investment Management Agreement.

          (c) If the Investment Management Agreement is terminated as provided therein, the Individual General Partners may appoint, subject to the approval thereof by a majority of the Independent General Partners and by vote of a majority (as defined by the 1940 Act) of the outstanding voting securities of the Partnership, a substitute Adviser to provide investment management services to the Partnership, and shall cause the terms and conditions of such appointment to be stated in a substitute Investment Management Agreement executed on behalf of the Partnership and such substitute Adviser.

     3.5  Custodian and Distributor.

          (a) The Corporate General Partner shall not have any authority to hold or have possession or custody of any funds, Securities or other properties of the Partnership. The physical possession of all funds, Securities or other properties of the Partnership shall at all times, be held, controlled and administered by one or more custodians retained by the Partnership. The Corporate General Partner shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the funds, Securities or other assets of the Partnership, and all such duties of collection, physical acquisition or safekeeping shall be the sole obligation of such custodians.

          (b) The Individual General Partners may appoint a person (which may include an Affiliate of the Corporate General Partner) or persons to serve as the principal underwriter of the Partnership or to act as the distributor of Interests. The terms and conditions of such appointment shall be stated in an agreement executed on behalf of the Partnership and such person or persons and such agreement shall be subject to approval by a majority of the Independent General Partners.

     3.6  Brokerage.

          The Adviser shall select brokers, dealers and other financial intermediaries for the execution, clearance and settlement of transactions for the Partnership in accordance with the Investment Management Agreement and such procedures as may be adopted by the Individual General Partners.

     3.7  Other Activities of Partners.

          (a) The General Partners shall not be required to devote full time to the affairs of the Partnership, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

          (b) Any Partner, and any Affiliate of any Partner, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisitions and dispositions of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, as members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Partner shall have any rights in or to such activities of any other Partner, or any profits derived therefrom.

          (c) Subject to the requirements of applicable law, including Section 17(j) of the 1940 Act and Rule 17j-1 thereunder, the Corporate General Partner and the Adviser, and their directors, officers, employees and beneficial owners, may from time to time acquire, possess, manage, hypothecate and dispose of Securities or other investment assets, and engage in any other investment transaction, for any account over which it or they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity in which they have a beneficial interest or the accounts of others for whom they may provide investment advisory or other services, notwithstanding the fact that the Partnership may have or may take a position of any kind or otherwise.

     3.8  Duty of Care.

          (a) A General Partner shall not be liable to the Partnership or to any of its Partners for any loss or damage occasioned by any act or omission in the performance of his or its services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such General Partner constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such General Partner's office.

          (b) Limited Partners not in breach of any obligation hereunder or under any agreement pursuant to which the Limited Partner subscribed for an Interest shall be liable to the Partnership, any Partner or third parties only as provided under the Delaware Act.

     3.9  Indemnification.

          (a) To the fullest extent permitted by law, the Partnership shall, subject to Section 3.9(b) hereof, indemnify each General Partner (including for this purpose each director, officer, member, partner, employee or agent of, or any person who controls, a General Partner, and their executors, heirs, assigns, successors or other legal representatives) against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a general partner of the Partnership or the past or present performance of services to the Partnership by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section
3.9 shall not be construed so as to provide for indemnification of a General Partner against any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.9 to the fullest extent permitted by law.

          (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Partnership in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Partnership amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.9(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Partnership shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking, and (iii) a majority of the Independent General Partners (excluding any General Partner who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

          (c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.9(a) hereof if (i) approved as in the best interests of the Partnership by a majority of the Independent General Partners (excluding any General Partner who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Partnership and that such indemnitee is not liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Individual General Partners secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Partnership or its Partners to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

          (d) Any indemnification or advancement of expenses made pursuant to this Section 3.9 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a General Partner (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.9 it shall be a defense that, and
(ii) in any suit in the name of the Partnership to recover any indemnification or advancement of expenses made pursuant to this Section 3.9 the Partnership shall be entitled to recover such expenses upon a final adjudication that, the General Partner or other person claiming a right to indemnification under this Section
3.9 has not met the applicable standard of conduct set forth in this Section
3.9. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this
Section 3.9, the burden of proving that the General Partner or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.9 shall be on the Partnership (or any Partner acting derivatively or otherwise on behalf of the Partnership or its Partners).

          (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.9 or to which he or it may otherwise be entitled except out of the assets of the Partnership, and no Partner shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

          (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.9 shall affect the power of the Partnership to purchase and maintain liability insurance on behalf of any General Partner or other person.

     3.10  Fees, Expenses and Reimbursement.

          (a) The Individual General Partners may cause the Partnership to compensate each Individual General Partner for his services as such. In addition, the Individual General Partners shall be reimbursed by the Partnership for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

          (b) The Partnership shall bear all expenses incurred in the business of the Partnership other than those specifically required to be borne by the Corporate General Partner pursuant hereto or by the Adviser pursuant to the Investment Management Agreement. The Adviser shall pay all expenses of providing its services to the Partnership (except to the extent provided through soft dollars generated by the Partnership), including overhead, office and salary expenses. Expenses to be borne by the Partnership include, but are not limited to, the following:

               (1) all costs and expenses related to portfolio transactions and positions for the Partnership's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in investment funds;

               (2) all costs and expenses associated with the organization and registration of the Partnership and the offering of Interests, including registration fees and other costs of compliance with applicable federal or state laws;

               (3) the costs and expenses of holding any meetings of any Partners that are regularly scheduled, permitted or are required to be held by this Agreement, the 1940 Act or other applicable law;

               (4) the fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Partnership;

               (5) the costs of a fidelity bond and any liability insurance obtained on behalf of the Partnership or the Individual General Partners; and

               (6) the fees and charges of the Adviser, custodians and persons providing administrative or distribution services to the Partnership.

The Corporate General Partner shall be entitled to reimbursement from the Partnership for any of the above expenses that it pays on behalf of the Partnership.

                       ---------------------------------

                                   ARTICLE IV


                        TERMINATION OF STATUS AS GENERAL

                       PARTNER, TRANSFERS AND REPURCHASES

                       ---------------------------------

     4.1  Termination of Status of the Corporate General Partner.

          (a) The status of the Corporate General Partner shall terminate if the Corporate General Partner (i) shall be dissolved or otherwise shall terminate its existence; (ii) shall voluntarily withdraw as Corporate General Partner;
(iii) shall be removed; (iv) shall transfer its Interest to another person, as Corporate General Partner as permitted under Section 4.4 hereof and such person to which such Interest is transferred is admitted as a substitute Corporate General Partner pursuant to Section 2.6(a) hereof; or (v) shall otherwise cease to be a general partner of the Partnership under Section 17-402(4) or (5) of the Delaware Act. The Individual General Partners shall cause the Partnership to distribute the Capital Account balance of the Corporate General Partner to such Partner in the event that the Corporate General Partner's status as such is terminated and the business of the Partnership is continued pursuant to Section 6.1(a)(3) hereof. Such distribution shall be paid in cash not more than 30 days after the determination to continue the business pursuant to Section 6.1(a)(3) is made.

          (b) The Corporate General Partner may not voluntarily withdraw as Corporate General Partner until the earliest of (i) one year from the date on which the Corporate General Partner shall have given the Individual General Partners written notice of its intention to effect such withdrawal (or upon lesser notice if in the opinion of counsel to the Partnership, such withdrawal is not likely to cause the Partnership to lose its partnership tax classification or as otherwise permitted by Rule 2a19-2 of the 1940 Act); (ii) if an Investment Management Agreement with an Affiliate of the Corporate General Partner is terminated by the Partnership or is not renewed by the Partnership and the Partnership enters into an Investment Management Agreement with a person who is not an affiliate of the Corporate General Partner, the date on which such person commences to serve as the Adviser, unless within 30 days after such termination or non-renewal, the Individual General Partners request the Corporate General Partner not to withdraw, in which case 180 days after the date of such termination or non-renewal; and (iii) the date on which one or more persons shall have agreed to assume the obligations of the Corporate General Partner hereunder with the approval of the Individual General Partners and such other approvals as may be required by the 1940 Act.

     4.2  Termination of Status of an Individual General Partner.

          The status of an Individual General Partner shall terminate if the Individual General Partner (i) shall die; (ii) shall be adjudicated incompetent;
(iii) shall voluntarily withdraw as an Individual General Partner (upon not less than 90 days' prior written notice to the other Individual General Partners);
(iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Partner; or (viii) shall otherwise cease to be a general partner of the Partnership under the Delaware Act.

     4.3  Removal of General Partners.

          Any General Partner may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Individual General Partners not subject to the removal vote or (b) the vote or written consent of Partners holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Partners.

     4.4  Transfer of Interests of General Partners.

          The Corporate General Partner may not Transfer its interest as a General Partner, except that the Corporate General Partner may effect such a Transfer in a transaction which does not constitute an "assignment" as defined by the 1940 Act to a person who has agreed to be bound by all of the provisions of this Agreement, subject to the prior approval of the Individual General Partners. By executing this Agreement, each Partner other than the General Partners shall be deemed to have consented to any Transfer permitted by the preceding sentence. Individual General Partners may not Transfer their interests as Individual General Partners.

     4.5  Transfer of Interests of Limited Partners.

          (a) An Interest or portion thereof of a Limited Partner may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Limited Partner or (ii) with the written consent of the Corporate General Partner (which consent may be withheld in its sole and absolute discretion) in connection with a Transfer to an entity that does not result in a change of beneficial ownership. In addition, the Corporate General Partner may not consent to a Transfer of an Interest or a portion thereof of a Limited Partner unless the person to whom such Interest is transferred (or each of such person's beneficial owners if such a person is a "private investment company" as defined in Rule 205-3(g)(2) under the Advisers
Act) is a person whom the Corporate General Partner believes meets the requirements of paragraph (b)(1) of Rule 205-3 under the Advisers Act or if such person is a person whom the Corporate General Partner otherwise believes may be charged a performance fee in accordance with Section 205 of the Advisers Act. Any transferee which acquires an Interest by operation of law as the result of the death, bankruptcy, insolvency or dissolution of a Limited Partner or otherwise, shall be entitled to the allocations and distributions allocable to the Interest so acquired and to Transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Limited Partner unless and until such transferee becomes a substituted Limited Partner. If a Limited Partner transfers an Interest or portion thereof with the approval of the Corporate General Partner, the Corporate General Partner, unless otherwise directed by the Individual General Partners, shall promptly take all necessary actions so that each transferee or successor to whom such Interest or portion thereof is transferred is admitted to the Partnership as a Limited Partner. Each Limited Partner and transferee agrees to pay all expenses, including attorneys' and accountants' fees, incurred by the Partnership in connection with such Transfer. The Corporate General Partner may in its sole discretion waive the payment of such fees.

          (b) Each Limited Partner shall indemnify and hold harmless the Partnership, the Individual General Partners, the Corporate General Partner, each other Limited Partner and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Limited Partner in violation of this Section 4.5 and (ii) any misrepresentation by such Limited Partner in connection with any such Transfer.

     4.6  Redemption and Repurchase of Interests.

          (a) Except as otherwise provided in this Agreement, no Partner or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Partnership for repurchase an Interest or portion thereof.

          (b) The Partnership shall redeem, as of the Redemption Date, all Interests then held by Limited Partners or by transferees of Limited Partners who acquired Interests in transactions permitted by Section 4.5. The amounts owing to Limited Partners with respect to such redemptions shall be paid as provided by Section 4.6(h) below.

          (c) The Redemption Date may be postponed and the payment of the proceeds of redemption be delayed, if on the Redemption Date:

               (1) the New York Stock Exchange (the "NYSE") or any national securities exchange on which Securities held by the Partnership is closed;

               (2) trading on the NYSE or any such other exchange is suspended or restricted; or

               (3) an emergency exists as a result of which disposal by the Partnership of any Securities or other assets is not practicable or it is not reasonably practicable for the Partnership fairly to determine the value of its Net Assets.

          (d) In the event that the Individual General Partners postpone the Redemption Date as provided in Section 4.6(c) above, the redemption of Interests in accordance with Section 4.6(b) shall be effected as of the first trading day that the conditions giving rise to the postponement are determined, in the sole discretion of the Individual General Partners, no longer to exist.

          (e) If the Corporate General Partner's status as Corporate General Partner is terminated pursuant to Section 4.1 hereof and the business of the Partnership is continued pursuant to Section 6.1(a)(3) hereof, the Individual General Partners shall cause the Partnership to distribute to the former Corporate General Partner (or its trustee or other legal representative), within 60 days of the action resulting in the continuation of the Partnership pursuant to Section 6.1(a)(3) hereof, cash in such amount as is equal to the balance of such Corporate General Partner's Capital Account, subject to any adjustment pursuant to Section 5.6 hereof.

          (f) The Individual General Partners may cause the Partnership to repurchase an Interest or portion thereof of a Limited Partner or of any person acquiring an Interest or portion thereof from or through a Limited Partner in the event that the Individual General Partners determine or have reason to believe that:

               (1) the Interest or portion thereof has been transferred in violation of Section 4.5 hereof, or the Interest or portion thereof has vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Partner;

               (2) ownership of the Interest by a Partner or other person will cause the Partnership to be in violation of, or subject the Partnership to additional registration or regulation under, the securities or commodities laws of the United States or of any State or any other relevant jurisdiction;

               (3) continued ownership of the Interest may be harmful or injurious to the business or reputation of the Partnership, the Individual General Partners or the Corporate General Partner, or may subject the Partnership or any of the Partners to an undue risk of adverse tax or other fiscal consequences;

               (4) any of the representations and warranties made by a Partner in connection with the acquisition of the Interest or portion thereof was not true when made or has ceased to be true; or

               (5) it would be in the best interests of the Partnership, as determined by the Individual General Partners in their absolute discretion, for the Partnership to repurchase the Interest or portion thereof.

          (g) The amount due to any Partner or holder of an Interest whose Interest or portion thereof is redeemed repurchased pursuant to this Section 4.6 shall be equal to the value of such Partner's Capital Account or portion thereof as determined as of the date of redemption or repurchase, after giving effect to all allocations to be made to such Partner's Capital Account as of such date.

          (h) The amount owing to a Partner in connection with a redemption or a repurchase of an Interest or portion thereof by the Partnership pursuant to this
Section 4.6 shall be payable in cash, without interest. The Corporate General Partner shall cause the Partnership to pay not less than 95 percent of such amount (computed on the basis of unaudited data) to the Partner or other holder thereof within ten days after the date as of which the redemption or repurchase is effected. The balance of such amount shall be paid (subject to audit adjustments) within 15 days after the completion of the audit of the Partnership's books for the Fiscal Year during which such redemption or repurchase occurs or, in the case of redemptions pursuant to Section 4.6(b), after the completion of a final audit of the Partnership's books.

                      ------------------------------------

                                   ARTICLE V

                                    CAPITAL

                      ------------------------------------

     5.1  Contributions to Capital.

          (a) The minimum initial Capital Contribution of each Limited Partner shall be such amount as the Individual General Partners, in their discretion, may determine from time to time, but in no event shall be less than $100,000 or such other amount as the Individual General Partners may determine from time to time. The Corporate General Partner, upon becoming Corporate General Partner, shall make a Capital Contribution of $[100,000] in its capacity as Corporate General Partner. The amount of the initial Capital Contribution of each Partner shall be recorded on the books of the Partnership upon acceptance as a contribution to the capital of the

Partnership. Individual General Partners shall not be entitled to make voluntary Capital Contributions as general partners of the Partnership, but may make voluntary Capital Contributions as limited partners if permitted by the Corporate General Partner.

          (b) The Limited Partners shall have no right to make any Capital Contributions after the Closing Date.

          (c) Initial Capital Contributions and any additional Capital Contributions shall be made in cash.

     5.2  Rights of Partners to Capital.

          No Partner shall be entitled to interest on his Capital Contributions, nor shall any Partner be entitled to the return of any capital of the Partnership except (i) upon the redemption or repurchase by the Partnership of a part or all of such Partner's Interest pursuant to Section 4.1 or Section 4.6 hereof, (ii) upon a distribution to such Partner pursuant to Section 4.6(e) or
5.10 hereof, (iii) pursuant to the provisions of Section 5.6(c) hereof or (iv) upon the liquidation of the Partnership's assets pursuant to Section 6.2 hereof. No Partner shall be liable for the return of any such amounts. No Partner shall have the right to require partition of the Partnership's property or to compel any sale or appraisal of the Partnership's assets.

     5.3  Capital Accounts.

          (a) The Partnership shall maintain a separate Capital Account for each Partner.

          (b) Each Partner's Capital Account shall have an initial balance equal to the amount of cash constituting such Partner's initial Capital Contribution.

          (c) Each Partner's Capital Account shall be increased by the sum of
(i) the amount of cash constituting additional Capital Contributions by such Partner made pursuant to Section 5.1 hereof, plus (ii) any amount credited to such Partner's Capital Account pursuant to Sections 5.4 through 5.6 hereof.

          (d) Each Partner's Capital Account shall be reduced by the sum of (i) the amount of any redemption or repurchase of the Interest, or portion thereof, of such Partner pursuant to Section 4.6 hereof and the amount of any distributions to such Partner pursuant to Section 4.6(e), 5.10 or 6.2 hereof, plus (ii) any amounts debited against such Partner's Capital Account pursuant to Sections 5.4 through 5.7 hereof.

     5.4  Allocation of Net Profit and Net Loss.

          Subject to Section 5.8 hereof, as of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Partners in accordance with their respective Partnership Percentages for such Fiscal Period.

     5.5  Allocation of Certain Withholding Taxes and Other Expenditures.

          (a) If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the Corporate General Partner, without limitation of any other rights of the Partnership or the General Partners, shall cause the amount of such obligation to be debited against the Capital Account of such Partner when the Partnership pays such obligation, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Partner and any successor to such Partner's Interest shall pay to the Partnership as a Capital Contribution, upon demand of the Corporate General Partner, the amount of such excess. The Corporate General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption; provided, that in the event that the Corporate General Partner determines that a Partner is eligible for a refund of any withholding tax, the Corporate General Partner may, at the request and expense of such Partner, assist such Partner in applying for such refund.

          (b) Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Partnership, to the extent determined by the Corporate General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, shall be charged to only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Partners as of the close of the Fiscal Period during which any such items were paid or accrued by the Partnership.

     5.6  Reserves.

          Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Partners for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Corporate General Partner, such reserves to be in the amounts which the Corporate General Partner in its sole discretion deems necessary or appropriate. The Corporate General Partner may increase or reduce any such reserves from time to time by such amounts as the Corporate General Partner in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Partners at the time when such reserve is created, increased or decreased, as the case may be.

     5.7  Incentive Allocation.

          (a) The Incentive Allocation shall be debited against the Capital Account of each Limited Partner as of the last day of each Allocation Period with respect to such Limited Partner and the amount so debited shall simultaneously be credited to the Capital Account of the Corporate General Partner, or, subject to compliance with the 1940 Act and the Advisers Act, to the Capital Accounts of such Partners as have been designated in any written notice delivered by the Corporate General Partner to the Individual General Partners within 90 days after the close of such Allocation Period.

          (b) Within 30 days after the end of each Allocation Period with respect to each Limited Partner, the Corporate General Partner shall withdraw up to 98% of the Incentive Allocation (computed on the basis of unaudited data) that was credited to the Corporate General Partner's Capital Account and debited from such Limited Partner's Capital Account with respect to such Allocation Period. Subject to the criteria set forth in items (1) and (2) of this clause
(b), the Partnership shall pay the Corporate General Partner the undrawn balance of such Incentive Allocation (subject to audit adjustments) within 30 days after the completion of the audit of the Partnership's books.

     5.8  Allocation to Avoid Capital Account Deficits.

          To the extent that any debits pursuant to Sections 5.4 through 5.6 hereof would reduce the balance of the Capital Account of any Limited Partner below zero, that portion of any such debits shall instead be allocated to the Capital Account of the Corporate General Partner. Any credits in any subsequent Fiscal Period which would otherwise be allocable pursuant to Sections 5.4 through 5.6 hereof to the Capital Account of any Limited Partner previously affected by the application of this Section 5.8 shall instead be allocated to the Capital Account of the Corporate General Partner in such amounts as are necessary to offset all previous debits attributable to such Limited Partner pursuant to this Section 5.8 not previously recovered.

     5.9  Tax Allocations.

          (a) For each Fiscal Year, items of income, deduction, gain, or loss shall be allocated for income tax purposes as follows:

          (b) All items of income and gain or loss and deduction realized by the Partnership, other than items of income and gain or loss and deduction from Options Transactions, shall be allocated among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.09 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code.

          (c) All items of income and gain or loss and deduction realized by the Partnership in connection with its Options Transactions shall be allocated among the Partners as follows:

               (1) If there is Option Income for a Fiscal Year, to the extent that there is Positive Option Income Carryover, then 20% of such Positive Option Income Carryover shall be allocated to the Capital Account of the Corporate General Partner and the balance of such Option Income shall be allocated to the Capital Accounts of the Partners in accordance with their respective Partnership Percentages for such Fiscal Year; and

               (2) If there are Option Losses for a Fiscal Year, then 20% of such Option Losses shall be allocated to the Capital Account of the

                    Corporate General Partner in an amount equal to any Option Income previously allocated to the Corporate General Partner in excess of Option Losses previously allocated to the Corporate General Partner, and the balance of such Option Losses shall be allocated to the Capital Accounts of the Partners in accordance with their respective Partnership Percentages for such Fiscal Year.

     5.10  Distributions.

          (a) The Individual General Partners may, in their sole discretion, authorize the Partnership to make distributions in cash at any time to all of the Partners on a pro rata basis in accordance with the Partners' Partnership Percentages. In the event that the Partnership has cumulative net realized gains exceeding 20% of the initial net assets of the Partnership, the Individual General Partners may elect to make one or more distributions to the Partners on a pro rata basis in accordance with the Partners' Partnership Percentages. The amount and times of any such distributions will be determined in the sole discretion of the Individual General Partners, and there is no requirement that the full amount of gains exceeding the amount set forth above be distributed.

          (b) The Corporate General Partner may withhold taxes from any distribution to any Partner to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Partnership with respect to any amount distributed by the Partnership to any Partner shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner.

                          ---------------------------

                                   ARTICLE VI

                          DISSOLUTION AND LIQUIDATION

                          ---------------------------

     6.1  Dissolution.

          (a) The Partnership shall be dissolved:

               (1) on [February 28, 1999], unless both (i) the Individual General Partners, and (ii) a majority (as defined in the 1940 Act) of the outstanding voting securities of the Partnership, shall elect within 60 days of such date to continue the business of the Partnership;

               (2) upon the affirmative vote to dissolve the Partnership by both (i) the Individual General Partners and (ii) Partners holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Partners;

               (3) upon either of (i) an election by the Corporate General Partner to dissolve the Partnership or (ii) the termination of the Corporate General Partner's status as such pursuant to Section 4.1 hereof (other than in conjunction with a Transfer of the Interest of the Corporate General Partner permitted by Section 4.4 hereof to a person who is admitted as a substitute Corporate General Partner pursuant to
                    Section 2.6(a) hereof), unless as to either event both (i) the Individual General Partners, and (ii) Partners holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Partners, shall elect within 60 days after such event to continue the business of the Partnership and a person has been admitted to the Partnership as the Corporate General Partner;

               (4) upon the failure of Partners to elect successor Individual General Partners at a meeting called by the Corporate General Partner in accordance with Section 2.6(c) hereof when no Individual General Partner remains to continue the business of the Partnership; or

               (5)  as required by operation of law.

Dissolution of the Partnership shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Individual General Partners and Partners may elect to continue the business of the Partnership as provided above, but the Partnership shall not terminate until the assets of the Partnership have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

          (b) Upon the occurrence of an event of withdrawal under Section 17-402 of the Delaware Act with respect to any General Partner (including any event specified in Section 4.1, 4.2, 4.3 or 4.4 hereof that causes such General Partner to cease to be a Partner in the Partnership), all remaining General Partners are authorized to carry on the business of the Partnership as permitted by Section 17-801(3) of the Delaware Act and to the extent permitted by this Agreement. Except as provided in Section 6.1(a) hereof or in the Delaware Act, the death, mental illness, dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Partner, the admission to the Partnership of a new Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of his Interest to a third party shall not cause the Partnership to dissolve.

     6.2  Liquidation of Assets.

          (a) Upon the dissolution of the Partnership as provided in Section 6.1 hereof, the Individual General Partners, or the Corporate General Partner if there are no Individual General Partners, shall promptly liquidate the business and administrative affairs of the Partnership, except that if both the Individual General Partners and the Corporate General Partner are unable to perform this function, a liquidator elected by Partners holding a majority of the total number of votes eligible to be cast by all Partners shall promptly liquidate the business and administrative affairs of the Partnership. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Individual General Partners, Corporate General Partner or liquidator, as applicable, shall deem appropriate in their or its sole discretion) shall be distributed in the following manner:

               (1) the debts of the Partnership, other than debts, liabilities or obligations to Partners, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership's assets to the Partners has been completed, shall first be paid on a pro rata basis;

               (2) such debts, liabilities or obligations as are owing to the Partners shall next be paid in their order of seniority and on a pro rata basis; and

               (3) the Partners shall next be paid on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Partners' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

          (b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Partnership, the Individual General Partners, Corporate General Partner or other liquidator, as applicable, may distribute ratably in kind any assets of the Partnership; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

                         -----------------------------

                                  ARTICLE VII

                  ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

                         -----------------------------

     7.1  Accounting and Reports.

          (a) The Partnership shall adopt for tax accounting purposes any accounting method which the Corporate General Partner shall decide in its sole discretion is in the best interests of the Partnership. The Partnership's accounts shall be maintained in U.S. currency.

          (b) After the end of each taxable year, the Partnership shall furnish to each Partner such information regarding the operation of the Partnership and such Partner's Interest as is necessary for Partners to complete federal and state income tax returns and any other tax information required by federal or state law.

          (c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Partnership shall furnish to each Limited Partner a semi-annual report and an annual report containing the information required by such Act. The Partnership shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Partnership may furnish to each Partner such other periodic reports in as it deems necessary or appropriate in its discretion.

     7.2  Determinations By Corporate General Partner.

          (a) All matters concerning the determination and allocation among the Partners of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Corporate General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Partners.

          (b) The Corporate General Partner may make such adjustments to the computation of Net Profit or Net Loss, the Allocation Change with respect to any Limited Partner, or any components comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Partnership and the intended allocation thereof among the Partners.

     7.3  Valuation of Assets.

          (a) Except as may otherwise be required by the 1940 Act, the Securities and other assets and liabilities of the Partnership shall be valued as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Individual General Partners and which conform to the requirements of the 1940 Act. In determining the value of the assets of the Partnership, no value shall be placed on the goodwill or name of the Partnership, or the office records, files, statistical data or any similar intangible assets of the Partnership not normally reflected in the Partnership's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, the unamortized portion of any organizational expenses and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

          (b) The value of Securities and other assets of the Partnership and the net worth of the Partnership as a whole determined pursuant to this Section
7.3 shall be conclusive and binding on all of the Partners and all parties claiming through or under them.

                         -----------------------------

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

                         -----------------------------

     8.1  Amendment of Partnership Agreement.

          (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Individual General Partners (including the vote of a majority of the Independent General Partners, if required by the 1940 Act), (ii) the Corporate General Partner and
(iii) a majority (as defined in the 1940 Act) of the outstanding voting securities of the Partnership.

          (b)  Any amendment that would:

               (1) increase the obligation of a Partner to make any contribution to the capital of the Partnership;

               (2) reduce the Capital Account of a Partner other than in accordance with Article V; or

               (3) modify the events causing the dissolution of the Partnership;

may be made only if (i) the written consent of each Partner adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Limited Partner has received written notice of such amendment and (B) any Limited Partner objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Individual General Partners) to tender his entire Interest for repurchase by the Partnership.

          (c) The Corporate General Partner may at any time without the consent of the other Partners:

               (1) amend Schedule I hereto to reflect any change required to be made therein pursuant to the terms of this Agreement;

               (2) restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

               (3) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Partner in any material respect; and

               (4) amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Partnership, to assure the Partnership's continuing eligibility to be classified for U.S. federal income tax purposes as a partnership which is not treated as an association taxable as a corporation or a "publicly traded partnership" under Section 7704(a) of the Code, subject, however, to the limitation that any amendment to this Agreement pursuant to Sections 8.1(c)(3) or (4) hereof shall be valid only if approved by the Individual General Partners (including the vote of a majority of the Independent General Partners, if required by the 1940 Act).

          (d) Prior written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by clause (1) or (2) of Section 8.1(c) hereof) shall be given to each Partner, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Partner upon request.

     8.2  Special Power of Attorney.

          (a) Each Partner hereby irrevocably makes, constitutes and appoints the Corporate General Partner, each of the Individual General Partners, acting severally, and any liquidator of the Partnership's assets appointed pursuant to
Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

               (1) any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

               (2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Partnership; and

               (3) all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Partnership as a limited partnership under the Delaware Act.

          (b) Each Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without such Partner's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Partnership is taken in the manner contemplated by this Agreement, each Partner agrees that, notwithstanding any objection which such Partner may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each Partner will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Partnership.

          (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Corporate General Partner and each of the Individual General Partners and as such:

               (1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the Corporate General Partner or Individual General Partners shall have had notice thereof; and

               (2) shall survive the delivery of a Transfer by a Partner of the whole or any portion of such Partner's Interest, except that where the transferee thereof has been approved by the Individual General Partners for admission to the Partnership as a substituted Partner, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Corporate General Partner or Individual General Partners to execute, acknowledge and file any instrument necessary to effect such substitution.

     8.3  Notices.

          Notices which may or are required to be provided under this Agreement by any party to another party shall be made by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth on Schedule I hereto (or to such other addresses as may be designated by any party hereto by notice addressed to the Corporate General Partner in the case of notice given to any Partner, and to each of the Partners in the case of notice given to the Corporate General Partner). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

     8.4  Agreement Binding Upon Successors and Assigns.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

     8.5  Applicability of 1940 Act and Form N-2.

          The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Partnership's business and of the rights, privileges and obligations of the Partners. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

     8.6  Choice of Law

          Notwithstanding the place where this Agreement may executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

     8.7  Not for Benefit of Creditors.

          The provisions of this Agreement are intended only for the regulation of relations among past, present and future Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and no rights are granted to non-Partner creditors under this Agreement.

     8.8  Consents.

          Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

     8.9  Merger and Consolidation.

          (a) The Partnership may merge or consolidate with or into one or more limited partnerships formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 17-211(b) of the Delaware Act.

          (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may, to the extent permitted by
Section 17-211(g) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership in the merger or consolidation, or (iii) provide that the partnership agreement of any other constituent partnership to the merger or consolidation (including a limited partnership formed for the purpose of consummating the merger or consolidation) shall be the partnership agreement of the surviving or resulting limited partnership.

     8.10  Pronouns.

          All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

     8.11  Confidentiality.

          (a) A Limited Partner may obtain from the Partnership such information regarding the affairs of the Partnership as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the General Partners.

          (b) Each Partner covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Limited Partner (collectively, "Confidential Information") without the prior written consent of the Corporate General Partner, which consent may be withheld in the Corporate General Partner's sole discretion.

          (c) Each Partner recognizes that in the event that this Section 8.11 is breached by any Partner or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Partners and the Partnership. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Partners and the Partnership may be entitled, such Partners shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Partner or the Partnership determines that any of the other Partners or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Partners agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

     8.12  Certification of Non-Foreign Status.

          Each Limited Partner or transferee of an Interest from a Limited Partner shall certify, upon admission to the Partnership and at such other time thereafter as the Corporate General Partner may request, whether he is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Partnership, and shall notify the

Partnership within 30 days of any change in such Partner's status. Any Limited Partner who shall fail to provide such certification when requested to do so by the Corporate General Partner may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

     8.13  Severability

          If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Partner agrees that it is the intention of the Partners that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

     8.14  Use of the Name "Levco".

          The name "Levco" and all rights to use such name belongs to John A. Levin & Co., Inc. and its affiliates ("Levin & Co."). Levin & Co. has consented to the use by the Partnership of the word "Levco" and has granted to the Partnership a non-exclusive license to use such word as part of the name of the Partnership. In the event an affiliate of Levin & Co. is not appointed as the Adviser or ceases to be the Adviser of the Partnership, or an affiliate of Levin & Co. ceases to be the Corporate General Partner of the Partnership, the non-exclusive license granted herein may be revoked in whole or in part by Levin & Co., and the Partnership shall cease use of the name Levco as part of its name, as soon as reasonably practicable, unless otherwise consented to by Levin & Co. or any successor to its interest in such name.

     THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              CORPORATE GENERAL PARTNER:

                              LEVCO GP, INC.

                              By:   /s/ John A. Levin
                                 --------------------------------------
                              Its:  President
                                  -------------------------------------

                              INDIVIDUAL GENERAL PARTNERS:

                                    John A. Levin
                              -----------------------------------------

                              -----------------------------------------

                              -----------------------------------------

                              -----------------------------------------


                              LIMITED PARTNERS:

                              Each person who shall sign a Limited Partner
                              Signature Page and who shall be accepted by the Corporate General Partner to the Partnership as a Limited Partner.

                                   SCHEDULE I
                                   ----------

                           __________________________

                           Corporate General Partner
                           -------------------------

Name and Address                                Capital Contribution
----------------                                --------------------

Levco GP, Inc.
________________
________________

                          Individual General Partners
                          ---------------------------

Name and Address
----------------

John A. Levin
c/o John A. Levin
& Co., Inc.
One Rockefeller Plaza
(25th Floor)
New York, New York 10020

________________
________________

________________
________________

________________
________________

________________
________________

                                Limited Partners
                                ----------------

Name and Address
----------------

Norris Nissim                        $100.00


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